Exhibit 10.62

THIRD AMENDMENT

to

API SUPPLY AGREEMENT

THIS THIRD AMENDMENT (“Amendment”) is entered into by and between Nabriva Therapeutics Ireland DAC, with a principal place of business at Alexandra House, Office 225/227, The Sweepstakes, Ballsbridge, Dublin 4, D04 C7H2, Ireland (“Nabriva”), and Hovione Limited, (“Hovione”). All capitalized terms not defined in this Amendment shall have the same meaning as set forth in the Agreement (defined below).

WHEREAS, Nabriva and Hovione are parties to that certain API Supply Agreement dated November 23, 2018, an amended by the First Amendment to API Supply Agreement, effective as of August 4, 2021, and the Second Amendment to API Supply Agreement, effective as of August 5, 2021 (collectively the “Agreement”).

WHEREAS, the Parties wish to make certain amendments to the understanding as set forth herein and wish to make such understandings and amendments effective as of 14 October, 2022 (the “Amendment Effective Date”).

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	As of the Amendment Effective Date include the following definitions to Section 1 of the Agreement:

““Exclusive Territory” means the fifty (50) states of the United States of America.”

"Net Sales” means the data of net sales received by Nabriva from the licensee in each Non-Exclusive Territory, which shall be calculated according to the terms of the relevant license agreement.

““Non-Exclusive Territory” means the European Union, China, Japan, Central America, Mexico, and Canada.”

““Non-Exclusive Territory Royalty” has the meaning set forth in Section 6.12.”

2.	As of the Amendment Effective Date delete Section 3.1 of the Agreement in its entirety and replace with the following:

3.1Quantity.  HOVIONE shall supply NABRIVA and/or its licensee(s) with quantities of API up to the Reserve Capacity on the terms set forth in this Agreement.  HOVIONE shall have no obligation to supply API in quantities exceeding the Reserve Capacity but shall use its Commercially Reasonable Efforts to accommodate NABRIVA’s demand for such excess quantities.  NABRIVA undertakes to purchase from HOVIONE and shall require its Affiliates and/or licensees to purchase from HOVIONE, not less than ninety percent (90%) of API demand for commercial sale in the Exclusive Territory, subject to the Reserve Capacity (the “HOVIONE Share”). NABRIVA shall be free to obtain from a third party any portion of the HOVIONE Share that HOVIONE is unwilling or unable to supply.

3.	As of the Amendment Effective Date include the following as Section 6.12 of the Agreement (Non-Exclusive Territory Royalty):

“Non-Exclusive Territory Royalty.

(a)

In addition to any other payments that may be due from Nabriva to Hovione in accordance with this Agreement, including the first amendment of 4th August, 2021 and second amendment of 5th August, 2021, on a calendar quarterly basis, Nabriva shall pay Hovione royalties equal to 2% of the Net Sales on a pass-through basis received from each licensee in each Non-Exclusive Territory for commercial product of Xenleta® manufactured with API obtained from a third party (or any finished commercial product containing API obtained from a third party) in such Non-Exclusive Territory during the Initial Term (“Non-Exclusive Territory Royalty”).

(b)

On a calendar quarterly basis, on or before the 15th of the first month of the next quarter, Nabriva shall notify Hovione of the Net Sales for commercial product of Xenleta® manufactured using API obtained from a third party (or any finished commercial product containing API obtained from a third party) in the Non-Exclusive Territory. Hovione shall invoice Nabriva for the Non-Exclusive Territory Royalty and Nabriva shall pay Hovione such amounts owed in accordance with the terms and conditions of Section 6.9 of the Agreement. For the avoidance of doubt, Net Sales not received timely from its licensee(s) can be included in the notification in the next quarter, once received.

(c)

Upon at least sixty (60) days’ prior written notice to Nabriva and during Nabriva’s normal business hours and for no longer than two (2) business days in duration, allow Hovione and/or an independent third-party auditor appointed by Hovione (who are subject to confidentiality obligations no less restrictive than those set forth in the Agreement) to inspect (and upon request, Nabriva will supply copies of) reasonably needed relevant records and/or financial data reasonably sufficient to demonstrate the Net Sales for commercial product of Xenleta® manufactured using API obtained from a third party (or any finished commercial product containing API obtained from a third party) in the Non-Exclusive Territory during the Initial Term. Any information observed by Hovione and/or its appointed third-party auditor during such audits will be construed as the Confidential Information of Nabriva and maintained as confidential pursuant to Section IV of the Agreement.”

4.

Nabriva and Hovione each hereby confirm and ratify, except for the sections of the Agreement specifically amended hereunder, all terms, conditions, and provisions of the Agreement, which remain and shall remain in full force and effect as of the Effective Date. This Amendment shall hereafter be incorporated into and deemed part of the Agreement and any future reference to the Agreement shall include the terms and conditions of this Amendment.

5.

This Amendment shall be governed by, and construed in accordance with, the laws which govern the Agreement, and the Parties submit to the jurisdiction and dispute resolution provisions as set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed by their respective officers or other representatives duly authorized. This Amendment shall be effective as of the Amendment Effective Date.

Nabriva Therapeutics Ireland DAC		Hovione Limited

By:	/s/ Dan Dolan	By:	/s/ Marcel Hogerheide

Name:	Dan Dolan	Name:	Marcel Hogerheide

Title:	Director	Title:	Sr. Director, Commercial Services

By:	/s/ Joseph D'Antuono

Name:	Joseph D'Antuono

Title:	VP Sales